Contact: GT INTERACTIVE                              MICROPROSE
         Investors:  Dawn Berrie                     Investors:  Howard Kalt
         212/726-4235                                KALT, ROSEN & ASSOC.
         Media:  Allyne Mills                        415/397-2686
         212/726-4202                                Media:  Kathy Sanguinetti
                                                     510/864-4474

                                                     FOR IMMEDIATE RELEASE
                                                     ---------------------


             GT INTERACTIVE AND MICROPROSE AGREE TO END MERGER PLAN, BUT WILL WORK TOGETHER ON MARKETING, DISTRIBUTION INITIATIVES

NEW YORK, NY/ALAMEDA, CA, December 5, 1997 - MicroProse, Inc. (NASDAQ: MPRS) and GT Interactive Software Corp. (NASDAQ: GTIS) today announced that both companies' boards of directors have unanimously and mutually agreed to terminate the definitive merger agreement which was announced on October 5. The two companies will continue to work together on a number of marketing and distribution initiatives. Because the agreement to terminate the merger is mutual, there will be no breakup fees to either company.

According to both Ron Chaimowitz, president and chief executive officer of GT Interactive, and Stephen M. Race, MicroProse's chief executive officer: "Both managements agreed that the time simply is not right for combining the two businesses. Nevertheless, there are important areas in which we can work together. For example, GT Interactive will continue distribution of MicroProse products in certain major mass market chains in the U.S. as well as that of Macintosh versions of MicroProse products, under prior agreements. GT also holds PC budget rights to the MicroProse back catalog."


                                     -more-

GT, MICROPROSE END MERGER/2

 "While our acquisition of MicroProse will not be completed, through both increased investment in our internal development studios and acquisitions of new development studios, we will continue to focus on the expansion of our publishing business, which accounts for more than 60 percent of our total revenues," said Ron Chaimowitz, president and chief executive officer of GT Interactive. "We believe that this successful ongoing strategy will further strengthen our global leadership position in interactive entertainment."

Headquartered in NY, GT Interactive is a leading global publisher of entertainment and edutainment software under the GT Interactive, Humongous Entertainment, Cavedog Entertainment, SingleTrac and MacSoft brands for personal computers as well as video game systems from Sony, Nintendo and Sega. GT Interactive operates development studios in Seattle, Salt Lake City and San Luis Obispo, CA. The company is also a leader in value-priced software under the WizardWorks, GameWizards and Slash brands.

MicroProse is a leading developer and publisher of interactive entertainment software for use on CD-ROM-based personal computers. The company is also developing software for use on Internet and online gaming services. MicroProse has its headquarters in Alameda, California and employs approximately 400 people worldwide. Its five development studios are located in Alameda, California; Hunt Valley, Maryland; Chapel Hill, North Carolina; Austin, Texas; and Chipping Sudbury, England. Products are available worldwide and are sold through major distributors, retailers and mass merchants. MicroProse is located at http://www.microprose.com on the World Wide Web. Certain statements contained in this press release may be deemed forward-looking statements that involve a number of risks and uncertainties.

The company's actual results may differ materially from the expectations expressed in such forward-looking statements. Among the factors that could cause actual results to differ materially are worldwide business and industry conditions, including consumer buying and retailer ordering patterns, product delays, company customer relations, retail acceptance of the company's published and third-party titles, competitive conditions, failure to consummate the announced merger agreement with MicroProse or failure to successfully integrate the operations of the two companies if the merger is consummated, and other risks detailed, from time to time, in the company's and MicroProse's SEC filings, including, but not limited to, the company's Form 10-K for the year ended March 31, 1996, and MicroProse's Form 10-Q for the quarter ended June 30, 1997.


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